EXHIBIT 10.11

LyondellBasell Industries Short-Term Incentive Plan

(Effective as of January 1, 2010)

1.	Objectives and Establishment of Plan

Effective as of January 1, 2010, LyondellBasell Industries N.V. (the “Company”) hereby establishes the LyondellBasell Industries Short-Term Incentive Plan (the “Plan”) for the purposes of

•	attracting, motivating, and retaining highly talented and competent individuals by providing competitive compensation opportunities similar to those of comparable companies;

•	aligning the interests of employees with the creation of value for the Company’s shareholders; and

•	tying annual incentives to the achievement of performance objectives by the employee, his or her award unit and the Company as a whole.

With respect to Participants who are United States taxpayers, the Company intends for the Plan to comply with applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the rules and regulations promulgated thereunder (collectively, “Section 409A”). As a “bonus program” within the meaning of Section 2510.3-2(c) of the Department of Labor Regulations, the Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan applies globally and may be adapted in certain jurisdictions to work in conjunction with locally negotiated bonus plans and to comply with certain tax-advantaged bonus schemes and individual employment contracts.

2.	Interpretation and Definitions

(a)	General.

(1)	Interpretation. Unless a clear contrary intention appears, for purposes of construction of this Plan and all related Plan Documents:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Plan Documents, and reference to a person in a particular capacity excludes such person in any other capacity;

(iii)	reference to any gender includes the other gender;

(iv)	reference to any Plan Document or any other agreement, document or instrument means the applicable Plan Document or such other agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; and

(v)	reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

(2)	Accounting Terms. In each Plan Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with generally accepted accounting principles.

(3)	Conflict in Plan Documents. If there is any conflict between any two or more Plan Documents, such Plan Documents shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Plan Document dealing most specifically with the matter as to which there is a conflict shall prevail and control. If it cannot be determined which Plan Document deals most specifically with a matter as to which there is a conflict then the Plan shall prevail and control.

(4)	Conflict with Local Laws. To the extent not otherwise governed by mandatory provisions of the Code or securities laws of the United States, if there is a conflict between the Plan Documents and the local laws of a country applicable to a Participant, the local laws of such country shall prevail and control.

(5)	Conflict with Employment Agreements or Collective Bargaining Agreements. To the extent that participation in this Plan is intended to satisfy the Company’s obligations under any employment agreement between the Company and the Participant or a collective bargaining agreement or works council agreement covering the Participant, this Plan shall be interpreted and construed to the fullest extent possible consistent with such employment agreement or collective bargaining agreement or works council agreement, and in the event of a conflict between the terms of such employment agreement or collective bargaining agreement or works council agreement and the terms of this Plan, the terms of the employment agreement or the collective bargaining agreement or works council agreement shall prevail and control.

(b)	Definitions.

(1)	“Affiliate” means any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company.

(2)	“Board” means the Supervisory Board of the Company.

(3)	“Cause” means the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement between the Participant and the Company or Affiliate in effect at the time of such termination or (ii) in the absence of any such agreement or definition therein, (A) the Participant’s conviction for, plea of guilty or nolo contendere to a felony or its equivalent in accordance with local laws, (B) the Participant’s commission of a material act or omission involving dishonesty or fraud in the course of a Participant’s duties to the Company or an Affiliate, (C) the Participant’s conduct that brings or is reasonably likely to bring the Company or an Affiliate into public disgrace or disrepute and that affects the Company’s or an Affiliate’s business in any material way, (D) the Participant’s continuing and willful failure to perform duties as reasonably directed by the Company or Affiliate (which if curable, is not cured within 10 days after written notice thereof is provided to the Participant), (E) the Participant’s gross negligence or willful misconduct with respect to the Company or its Affiliates (which, if curable, is not cured within 10 days after written notice thereof is provided to the Participant) or (F) the Participant’s failure to meet minimum work requirements or unsatisfactory work performance or conduct. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(4)	“Committee” means the Compensation Committee of the Board, or its delegate.

(5)	“Company” means LyondellBasell Industries N.V., and any successor entity.

(6)	“Date of Termination” means the date on which a Participant ceases to be an Employee.

(7)	“Disability” means a permanent and total disability as defined in the applicable long-term disability plan of the Participating Employer. “Disabled” has the correlative meaning.

(8)	“Employee” means an individual employed by a Participating Employer, including any such individual who is assigned to work for a joint venture with a Subsidiary or Affiliate.

(9)	“Participant” means an Employee who has been designated as a Participant pursuant to Section 4.

(10)	“Participating Employer” means the Company, together with any Subsidiaries or Affiliates of the Company whose Employees are included in the Plan upon authorization of the Committee.

(11)	“Plan” means the LyondellBasell Industries Short-Term Incentive Plan, as set forth herein and as hereafter amended.

(12)	“Plan Document” means this Plan, any administrative procedures that may from time to time be adopted by the Committee (including Appendix A), and any other document defining the rights and liabilities of any Participant.

(13)	“Plan Year” means a period of twelve (12) months beginning on January 1 of any calendar year.

(14)	“Retirement” means a Participant’s voluntarily initiated Termination of Service on or after the earliest of (i) age 65, (ii) age 55 with 10 years of participation service credited under the qualified defined benefit pension plan maintained by the Company or a Subsidiary or an Affiliate in which the Participant is eligible to participate, (iii) the time of retirement as defined in a written agreement between a Participant and a Participating Employer, or (iv) outside the United States, the time when retirement is permitted and the Participant is eligible to receive a company retirement benefit under applicable law with respect to the Participant’s primary place of employment (as determined by the Committee in its sole judgment).

(15)	“Salary” means a Participant’s pay used to calculate the STI Award as defined in the Administrative Procedures document attached as Appendix A.

(16)	“Short-Term Incentive Plan Award” or “STI Award” means an award of cash made pursuant to the Plan (or any prorated portion thereof) for a Plan Year, determined in accordance with the provisions of Appendix A.

(17)	“Subsidiary” means any corporation, limited liability company, joint venture or partnership in which the Company (or its direct or indirect Subsidiary) holds more than 50 percent of the equity interest.

(18)	“Target STI Award” means the projected amount based on a percentage of the Participant’s Salary that may be payable in satisfaction of the STI Award for a Plan Year if the Committee, in accordance with the Administrative Procedures document attached as Appendix A, determines and certifies the Company Performance Percentage, the Award Unit Performance Percentage and Individual Performance Modifier applicable to such Participant all at 100 percent.

(19)	“Termination of Service” occurs when a Participant ceases to serve as an Employee for any reason.

3.	Administration of the Plan

(a)	The Plan shall be administered by the Committee.

(b)	The Committee may establish, from time to time and at any time, subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and for the proper administration of the Plan.

(c)	The Committee’s interpretation and construction of the provisions of the Plan and rules and regulations adopted by the Committee shall be final. No member of the Committee or the Board, or their delegates, shall be liable for any action taken, or determination made, in respect of the Plan in good faith. Notwithstanding any other provision of the Plan, the Plan shall be interpreted, operated and administered with respect to United States taxpayers in a manner consistent with Section 409A.

(d)	The members of the Committee may retain counsel, employ agents, and provide for such clerical, accounting and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan as they, in their sole discretion, shall decide. Each member of the Committee and each member of the Board shall be fully justified in relying upon or acting in good faith upon any opinion, report, or information furnished in connection with the Plan by any accountant, counsel, or other specialist so retained (including financial officers of the Company, whether or not such persons are Participants in the Plan).

4.	Eligibility and Participation

(a)	Except for individuals described in Section 4(b), all individuals who are Employees on January 1 of a Plan Year shall be Participants in the Plan.

(b)	Certain Employees who are represented by works councils or collective bargaining agreements or who provide services to a joint venture of the Company participate in other bonus programs maintained by their Participating Employer. An Employee who participates during all or a portion of the Plan Year in any other annual bonus program maintained by a Participating Employer shall not be a Participant in this Plan during such portion of the Plan Year in which the Employee participates in such other bonus program. However, notwithstanding the foregoing, Premio di Participazione (Italy), Interessement (France), or Resultaten Bonus (Belgium), and any other local bonus scheme designated by the Committee, shall be integrated with and considered part of this Plan for purposes of applying this Section 4(b), provided that an individual’s combined target award from such a local bonus scheme and this Plan for a Plan Year shall not exceed the Participant’s Target STI Award under this Plan for such Plan Year.

(c)	If, during a Plan Year, an individual is hired as an Employee or otherwise becomes eligible to participate in the Plan and is designated as a Participant by the Committee, the Employee will become a Participant in the Plan and will be eligible for an STI Award for said Plan Year. Such STI Award will be prorated for the period which begins on the date of employment or eligibility and ends as of the last day of the applicable Plan Year.

5.	STI Awards

(a)	As soon as practicable following the beginning of each Plan Year, the Committee shall establish a Target STI Award for each Participant which will be measured as described in the Administrative Procedures document attached hereto as Appendix A.

(b)	Following the end of each Plan Year, the Committee shall calculate each Participant’s STI Award for that Plan Year in accordance with the Administrative Procedures document attached hereto as Exhibit A.

Any resultant STI Award may be further adjusted as a result of the application of the provisions in Section 5(c) or by the Committee in its sole and absolute discretion whether in individual cases or in the aggregate.

(c)	Notwithstanding anything contained in the Plan Documents to the contrary, in the event that any Participant engages in any activity which the Committee, in its sole discretion, judges to be detrimental to any Participating Employer, the Committee may cancel or reduce the STI Award in whole or in part at any time prior to payment of the STI Award.

6.	Payment of STI Awards

(a)

STI Awards will be paid in a single lump-sum cash payment on March 15th after the Plan Year ends, except that an STI Award to a non-United States Employee may be paid no later than April 30 after the Plan Year ends.

(b)	Notwithstanding any provision of this Plan to the contrary, if the Participant who is a United States taxpayer is treated as a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination, then any amounts or benefits which are payable under this Plan upon the Participant’s “separation from service” within the meaning of Section 409A which are subject to the provisions of Section 409A and are not otherwise excluded under Section 409A and would otherwise be payable during the first six-month period following such separation from service shall be paid on the fifteenth business day next following the earlier of (1) the expiration of six months from the date of the Participant’s termination or (2) the Participant’s death.

7.	Vesting and Forfeiture

(a)	STI Awards under this Plan are not wages and are not earned or accrued over regular payroll intervals. A Participant will become vested in his STI Award for the 2010 Plan Year if the Participant is an Employee on December 31, 2010. For Plan Years beginning on and after January 1, 2011, a Participant will become vested in his STI Award for such Plan Year if the Participant is an Employee on the date the Committee certifies the Company Performance Percentage and Award Unit Performance Percentage for such Plan Year.

(b)	If a Participant becomes Disabled, the Participant shall be vested in his STI Award as of the date of Disability; provided, however, that the amount of the STI Award to which he is entitled shall be pro-rated in accordance with Section 7(d).

(c)	If a Participant has a Termination of Service due to Retirement, involuntary termination not for Cause, or death prior to the date of payment of the STI Award, the Participant shall be vested in his STI Award on his Date of Termination; provided, however, that the amount of the STI Award to which he is entitled shall be pro-rated in accordance with Section 7(d).

(d)	The amount of the STI Award payable to the Participant under Section 7(b) or 7(c) with respect to Plan Year shall be pro-rated by a fraction, the numerator of which shall be the number of days of the Participant’s employment in such Plan Year ending on the earlier of (1) the date of Disability or Date of Termination, as applicable, or (2) December 31 of such Plan Year and the denominator of which shall be the number of days in the Plan Year.

(e)	Notwithstanding the foregoing, in the event a Participant: (1) takes a leave of absence from the Company for personal reasons or as a result of entry into military service, or (2) terminates employment for reasons which, in the judgment of the Committee, are deemed to be special circumstances, the Committee may consider such circumstances and may take such action (to the extent consistent with Section 409A) as it may deem appropriate under the circumstances, including extending the rights of a Participant to continue participation in the Plan beyond his Date of Termination; provided, however, that in no event may participation be extended beyond the term of the Plan Year in question.

8.	Amendment or Discontinuance

Except as otherwise provided in this Section 8, the Company may (a) amend, suspend or discontinue the Plan, in whole or in part, and (b) amend or suspend Appendix A. Any such amendment may be made effective with respect to any Plan Year and with respect to any STI Awards which, as of the date of the amendment, are earned but have not become payable. The Company is not required to obtain the consent of any Participant in order for any such amendment, suspension or termination to be effective.

Notwithstanding the foregoing, neither the Plan nor Appendix A shall be amended or terminated in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A with respect to United States taxpayers, to the extent applicable, and, further, the provisions of any purported amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan.

9.	Recapitalization Merger and Consolidation

The existence of this Plan and the STI Awards granted hereunder shall not affect in any way the right or power of the Company or those entities holding membership interests in the Company to make or authorize any or all adjustments, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or the dissolution or liquidation of the Company, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.	General Provisions

(a)	STI Awards shall be nontransferable and nonassignable, except that any such STI Awards may be transferred by testamentary instrument or by the applicable laws of descent and distribution.

(b)	The establishment of the Plan shall not confer any legal rights upon any Employee or other person to continued employment, nor shall it interfere with the right of any Participating Employer (which right is hereby reserved) to discharge any Employee and to treat him without regard to the effect which that treatment might have upon him as a Participant or potential Participant.

(c)	Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to receive an STI Award or any other rights except otherwise specifically provided herein.

(d)	The governing law applicable to this Plan shall be determined as follows:

(1)	For Participants who are United States taxpayers, this Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, and construed and enforced according to, the laws of the State of Texas; provided, however, that notwithstanding any contrary provision of this Plan, for an Employee who is on international assignment in the United States, Section 10.(d)(2) will apply,

(2)	For Participants who are not United States taxpayers, this Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or securities laws of the United States, shall be governed by, and construed and enforced according to, the laws of the country in which the Participant is employed.

(e)	The Company shall have the right to deduct from all amounts hereunder paid in cash, any federal, state, local, or other taxes required by law to be withheld with respect to such payments.

(f)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

(g)	The Plan shall be unfunded. Neither the Company, any Participating Employer, the Committee, nor the Board shall be required to segregate any assets or secure any liability that may at any time exist under the Plan.

APPENDIX A

Administrative Procedures

1.	STI Award

On or before December 31, 2010 for the 2010 Plan Year and on or before March 30 of each succeeding Plan Year, the Committee shall establish and communicate to each Participant his or her Target STI Percentage for the Plan Year.

The STI Award payable to each Participant shall be determined under the following formula:

STI Award = Salary x Target STI Percentage x ((Company Performance Percentage x 50 percent) + (Award Unit Performance Percentage x 50 percent)) x Individual Performance Modifier.

2.	Definitions

The following definitions apply for determining STI Awards:

(a)	“Award Unit” a discrete organizational unit to which a Participant is assigned for purposes of measuring performance of the operational or functional group to which the Participant contributes.

(b)	“Award Unit Performance Goals” means one or more objective performance goals for each Award Unit for the Plan Year. The Award Unit Performance Goals shall be comprised of one or more of the elements described under “Company Performance Goals,” as modified to address specific budgets and targets applicable to the Award Unit; as well as, with respect to staff functions such as the research and development and service award units, the additional criteria of internal customer satisfaction. The relative weighting of each focus area varies slightly according to the type of activity being carried out by the Award Unit. The Committee will establish Award Unit Performance Goals for the 2010 Plan Year before July 31, 2010 for the 2010 Plan Year and on or before March 30 for each succeeding Plan Year.

(c)	“Award Unit Performance Percentage” means the performance result as determined by the Committee following the close of the Plan Year of each Award Unit relative to its Award Unit Performance Goals for the Plan Year. The Committee will certify each Award Unit Performance Percentage for each Plan Year in writing. An Award Unit Performance Percentage may range from 0 percent to 200 percent. If a Participant is responsible for or contributes to more than one Award Unit, the applicable Award Unit Performance Percentage applied to determine such Participant’s STI Award will be a weighted average of the Award Unit Performance Percentages for the relevant Award Units. For Employees who leave or join an Award Unit during a Plan Year, the weighted average shall be based on the number of calendar days the Employee spends in each Award Unit during the Plan Year.

(d)	“Company Performance Goals” means one or more objective performance goals for the Company during the Plan Year. The factors which the Committee may take into account in establishing such goals may include HSE Performance based on Recordable Injury Rate and HSE Management (considering severity of injuries and benchmarks, process safety incidents, environmental performance and stewardship, and audit results); Costs based on fixed costs compared to budget (considering benchmarks and success in cost improvement initiatives); business results based on EBITDA defined in the Company’s financing arrangements with appropriate adjustments for unusual events compared to budget (considering business environment and relative performance to peer companies); and such other quantitative or qualitative factors as the Committee, in its discretion, determines to be relevant to the assessment of the Company’s overall financial and operational performance. For each Plan Year beginning on or after January 1, 2011, the Committee will establish the Company Performance Goals on or before March 30. The Committee has established the following Company Performance Goals for the 2010 Plan Year:

Metric	Weight	Targets & Considerations
HSE Performance	12.5 percent	Based on Recordable Injury Rate and HSE Management (Considering severity of injuries and benchmarks, process safety incidents, environmental performance and stewardship, and audit results.)

Costs	12.5 percent	Based on cash fixed costs compared to budget. (Considering benchmarks and success in cost improvement initiatives.)

Business Results	25 percent

Based on EBITDA defined in accordance with the company’s financing arrangements with appropriate adjustments for unusual events compared to budget.

(Considering business environment and performance relative to peer companies.)

(e)	“Company Performance Percentage” means the performance result as determined by the Committee following the close of the Plan Year of the Company relative to the Company Performance Goals for the Plan Year. The Committee will certify the Company Performance Percentage for a Plan Year in writing. A Company Performance Percentage may range from 0 percent to 200 percent.

(f)	“Individual Performance Modifier” means the performance result as determined by the Committee following the close of the Plan Year for each Participant with respect to his or her individual performance relative to his or her peers. The Committee will communicate each Participant’s Individual Performance Modifier for a Plan Year to such Participant in writing. An Individual Performance Modifier may range from 0 to 1.5.

(g)	“Salary” means

(1)

Except as provided in subparagraph (2) below, the annualized base pay of such Participant as of December 31 of the Plan Year with respect to which an STI Award is made, including any statutorily required adjustments such as overtime in the United States and, for the avoidance of doubt, including any 13th, 14th, 15th month (or similar) payments.

(2)	In the case of a Participant’s Disability or Termination of Service by reason of Retirement or involuntary termination without Cause during a Plan Year, such Participant’s pro-rated STI Award for the Plan Year shall be determined on the same basis as Section 2.(g)(1), but using the base rate of pay of the Participant when he is placed on Disability or the Date of Termination of Service, as applicable.

(h)	“Target STI Percentage” means the percentage of the Participant’s Salary used to calculate the Participant’s Target STI Award.